                                                                    Exhibit 99.1

[TECO ENERGY LOGO]


                                                           FOR IMMEDIATE RELEASE

CONTACT: NEWS MEDIA: LAURA PLUMB - (813) 228-1572
         INVESTOR RELATIONS: MARK KANE - (813) 228-1772
         INTERNET: WWW.TECOENERGY.COM


TECO ENERGY REPORTS FIRST QUARTER EARNINGS PER SHARE UP 29 PERCENT TO $.54 PER SHARE

         TAMPA, APRIL 18, 2001 -- TECO Energy, Inc. (NYSE:TE) today reported first quarter earnings of $.54 per share, up 29 percent from $.42 per share in 2000. Net income for the quarter was $69.7 million, 30 percent higher than the $53.5 million recorded in the 2000 period.

         TECO Energy Chairman and CEO Robert Fagan said, "TECO Energy is off to a great start for 2001. These outstanding first quarter results were led by strong growth in our Florida operations, the new power generation projects that TECO Power Services brought online last year and good results at TECO Coal and TECO Coalbed Methane. With these results and further improvements expected at several of our companies, 2001 earnings are expected to increase by 15 percent. Further, we are continuing to target 10 percent long-term earnings growth for 2002 and beyond."

Operating Segment Results:

                  Results for the quarter relative to last year reflected the continued strong customer growth and favorable weather in the core electric and gas businesses; contributions from TECO Power Services' Commonwealth Chesapeake Plant and Guatemalan operations offset by a $6.1 million after- tax reserve for an asset valuation adjustment related to its minority interests in smaller international projects; continued strong U.S. Government grain and northbound river



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                                                                    Exhibit 99.1

shipments at TECO Transport; increased U.S. conventional coal production and sale, and the addition of synthetic fuel production at TECO Coal; higher realized gas prices at TECO Coalbed Methane and a greater contribution from TECO Propane Ventures.

                                             THREE MONTHS                         TWELVE MONTHS
                                             ENDED 3/31/01                        ENDED 3/31/01
                                     ==============================        =============================
(in millions)

NET INCOME SUMMARY                        2001           2000                   2001          2000
                                          ----           ----                   ----          ----
Tampa Electric                            $30.5          $28.6                 $146.4        $140.1
Peoples Gas System                         10.5            8.5                   23.8          20.9
TECO Power Services                         2.5            7.3                   18.0          14.4
TECO Transport                              8.4            8.0                   29.7          28.1
TECO Coal                                  14.0            0.5                   46.9          10.4
Other diversified companies                11.3            6.1                   33.4          24.4
Other/financing/eliminations               (7.5)          (5.5)                 (31.1)        (13.8)
                                          -----          -----                 ------        ------

Net income before charges                  69.7           53.5                  267.1         224.5
Charges                                      --             --                     --         (19.6)
                                          -----          -----                 ------        ------
Net income from continuing                 69.7           53.5                  267.1         204.9
operations

Discontinued operations                      --             --                     --         (14.5)
                                          -----          -----                 ------        ------

Net income                                $69.7          $53.5                 $267.1        $190.4
                                          =====          =====                 ======        ======

Segment net income is reported on a basis which includes internally allocated financing costs. Individual company results for 2000 have been restated to reflect the allocation of financing costs.

         Tampa Electric's net income for the first quarter was $30.5 million, compared with $28.6 million for the same period in 2000. The company showed improved results from retail energy sales growth of 11 percent driven by continued customer growth of almost 3 percent and favorable winter weather; base revenue increased by $10.5 million.

         Peoples Gas System reported net income of $10.5 million for the quarter, compared with $8.5 million for the same period last year. Quarterly results reflected strong customer growth of more than 4 percent and higher residential and commercial sales as a result of favorable winter



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
                                                                    Exhibit 99.1

weather this year, which increased net revenue by $1.5 million. Decreased volumes for low-margin, transportation gas for electric power generators, interruptible customers and off-system sales reflected the higher cost of gas for these customers who have the ability to switch to alternate fuels or alter consumption patterns.

         TECO Power Services' net income for the quarter was $2.5 million, after the effect of the $6.1 million asset value adjustment, compared with $7.3 million last year. Results for the quarter reflected contributions from the operation of Commonwealth Chesapeake Station and increased usage of the San Jose Power Station in Guatemala, offset by increased financing costs. The Commonwealth Chesapeake Station began commercial operation in the second half of 2000 and is normally used for summer peak loads, but a special need for power in the PJM market due to transmission constraints allowed the plant to run a significant amount this winter. The asset valuation adjustment was made related to its minority interests in smaller international projects.

         TECO Transport reported net income of $8.4 million in the quarter, compared with $8.0 million for the same period last year, which included approximately $1.5 million associated with the disposition of equipment. Higher grain shipments to Puerto Rico, continued strong government grain shipments and higher northbound river volumes more than offset the effects of lower shipments for Tampa Electric as a result of weather conditions.

         TECO Coal achieved net income of $14.0 million, up from $.5 million last year. These results included increased conventional coal production from the Perry County Coal operations that were acquired late last year, and synthetic fuel facilities which were not in operation in last year's first quarter.

         TECO Energy's other unregulated companies recorded net income of $11.3 million for the quarter, compared to $6.1 million for the same period in 2000. For the quarter, TECO Coalbed Methane achieved higher earnings, as higher gas prices more than offset the impact of normal



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                                                                    Exhibit 99.1

production declines. TECO Propane Ventures benefited from the combination with Heritage Propane and colder winter weather.

Non-operating Items

         Financing costs were higher for the quarter, reflecting higher borrowing levels primarily associated with the expansion of the independent power business. Beginning in the first quarter of 2001, financing costs were allocated to the respective operating subsidiaries by TECO Energy. Segment results for 2001 reflect these allocated financing costs; prior periods have been restated to reflect pro forma financing costs had the costs been similarly allocated. In March 2001, the company issued 8.625 million shares of common stock.

         Cash from operations was $135.5 million for the quarter, compared with $107.2 million in 2000. Cash from investing activities was ($296.3) million compared with ($216.1) million last year, and cash from financing activities was $119.7 million compared with $33.1 million last year. Dividend payments were $42.4 million in the first quarter of 2001, compared with $41.1 million last year.

Outlook

         For 2001, TECO Energy expects earnings to increase 15 percent above last year's $1.99 per share. This forecast is based on the strong first quarter results and several other factors discussed below. TECO Power Services expects increased earnings from the addition of the Frontera Power Station, a full year of operations at the Hamakua Station and the Hardee Station combustion turbine addition and the second phase of the Commonwealth Chesapeake Power Station which is expected to enter commercial service in June. Customer growth and related increased energy sales and investment in facilities to serve the growing customer base are expected to produce improved results at the regulated Florida utilities. The company expects to benefit from continued strength in commodity natural gas prices at TECO Coalbed Methane. Improvements in metallurgical coal


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                                                                    Exhibit 99.1

prices sold to European customers and higher synthetic coal production are expected to increase net income at TECO Coal.

         TECO Energy will web cast a conference call discussing the first quarter results and the outlook for 2001 and beyond on Thursday, April 19, 2001 at 9:00 AM. This broadcast can be accessed through the investor relations section of the TECO Energy web site at www.tecoenergy.com.

         Additional financial information related to the company's first quarter results, including unaudited financial statements; segment revenues and operating income; and electric and gas volumes is available at the Investor Relations section of TECO Energy's web site at www.tecoenergy.com.

         TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane, TECO Propane Ventures and TECO Solutions.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric and Peoples Gas System; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System as well as the margins at TECO Coalbed Methane and TECO Coal; authorizations from the FERC and energy price changes affecting TECO Power Services' merchant plants; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TECO Power Services' ability to successfully develop, construct, finance and operate its projects on schedule and within budget; TECO Energy's ability to find and successfully implement attractive investments in unregulated businesses; interest rates and other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which credits could be impacted by changes in tax law or interpretive action by the U. S. Treasury.

Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 2000, and reference is made thereto.



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                      SUMMARY INFORMATION (AS OF MARCH 31)

                                                             THREE MONTHS                     TWELVE MONTHS
                                                                ENDED                             ENDED
                                                        =======================       ===============================
(millions except per share amounts)
                                                             2001       2000                 2001            2000
                                                             ----       ----                 ----            ----
Revenues                                                    $672.6     $524.5              $2,443.5        $2,062.0
                                                            ======     ======              ========        ========
Net income from continuing operations                        $69.7      $53.5                $267.1          $204.9
     (after non-recurring charges)
Net income (loss) from discontinued                              -          -                     -           (14.5)
                                                            ------     ------              --------        --------
     Operations
Net income                                                   $69.7      $53.5                $267.1          $190.4
                                                            ======     ======              ========        ========


Earnings per share from continuing                           $0.54      $0.42                 $2.11           $1.58
     operations - basic
Earnings per share from continuing                           $0.53      $0.42                 $2.09           $1.58
     operations - diluted

Earnings per share - basic                                   $0.54      $0.42                 $2.11           $1.47
Earnings per share - diluted                                 $0.53      $0.42                 $2.09           $1.47

Average common shares outstanding -                          128.6      126.2                 126.5           129.7
     basic
Average common shares outstanding -                          129.8      126.2                 127.2           129.7
     diluted

(1) Net income (loss) from continuing                        $69.7      $53.5                $267.1          $224.5
        operations - basic
        (before non-recurring charges)

(2) Earnings per share from continuing                       $0.54      $0.42                 $2.11           $1.73
        operations - basic
        (before non-recurring charges)



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